Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Abpro Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(1)	13,226,732	(2)	$0.21	(1)	$2,777,613.72	0.00015310	$425.25
Total Offering Amounts							$2,777,613.72		$425.25
Total Fee Offsets									$–
Net Fee Due									$425.25

(1)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock, par value $0.0001 per share (the “common stock”), on the Nasdaq Global Market on June 13, 2025, which date is within five business days prior to filing this registration statement (the “Registration Statement”).

(2)	Represents an aggregate of 13,226,732 shares of common stock, comprised of (1) 6,240,773 shares of Common Stock authorized for issuance under the Abpro Holdings, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), and (ii) 6,985,959 shares of common stock to be issued pursuant to Rollover Options and Rollover RSUs (each as defined in the Reoffer Prospectus, which forms a part of the Registration Statement) that were originally issued by Abpro Corporation pursuant to the Abpro Corporation 2014 Stock Incentive Plan, which were assumed and will be issued under the 2024 Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also includes an indeterminate number of additional shares of common stock that may become issuable pursuant to the anti-dilution provisions of the 2024 Plan.